Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference therein of our report dated January 30, 2026 with respect to the consolidated financial statements of Linkage Global Inc as of September 30, 2025 and 2024, and for each of the two-years in the period ended September 30, 2025 in this Registration Statement on Form F-3 and the related Prospectus of Linkage Global Inc filed with the Securities and Exchange Commission.

/s/ HTL International, LLC

Houston, TX

July 29, 2026